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                                                                     EXHIBIT 4.1

                            MICRO GENERAL CORPORATION

                            1999 STOCK INCENTIVE PLAN

         This 1999 STOCK INCENTIVE PLAN (the "Plan") is hereby established by Micro General Corporation, a Delaware corporation (the "Company"), and adopted by its Board of Directors as of the 17th day of November, 1999 (the "Effective Date").

                                   ARTICLE 1.

                              PURPOSES OF THE PLAN

         1.1 PURPOSES. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

                                   ARTICLE 2.

                                   DEFINITIONS

         For purposes of this Plan, the following terms shall have the meanings indicated:

         2.1 ADMINISTRATOR. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

         2.2 AFFILIATED COMPANY. "Affiliated Company means any subsidiary of the Company, any business venture which the Company has a significant interest, as determined at the discretion of the Administrator.

         2.3 BOARD. "Board" means the Board of Directors of the Company.

         2.4 CHANGE IN CONTROL. "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

         2.5 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         2.6 COMMITTEE. "Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

         2.7 COMMON STOCK. "Common Stock" means the Common Stock, $.05 par value of the Company, subject to adjustment pursuant to Section 4.2 hereof.

         2.8 DISABILITY. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

         2.9 EFFECTIVE DATE. "Effective Date" means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

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         2.10 EXERCISE PRICE. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

         2.11 FAIR MARKET VALUE. "FAIR MARKET VALUE" ON ANY GIVEN DATE MEANS THE VALUE OF ONE SHARE OF COMMON STOCK, DETERMINED AS FOLLOWS:

                  (a) If the Common Stock is then listed or admitted to trading on a national stock exchange or a NASDAQ market system which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on the principal stock exchange or NASDAQ market system on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such exchange or NASDAQ market system on the next preceding day for which a closing sale price is reported.

                  (b) If the Common Stock is not then listed or admitted to trading on a national stock exchange or NASDAQ market system which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

                  (c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

         2.12 NASD DEALER. "NASD Dealer" means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

         2.13 NONQUALIFIED OPTION. "Nonqualified Option" means any Option that is not an Incentive Option.

         2.14 NONQUALIFIED OPTION AGREEMENT. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

         2.15 OPTION. "Option" means any option to purchase Common Stock granted pursuant to the Plan.

         2.16 OPTION AGREEMENT. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

         2.17 OPTIONEE. "Optionee" means a Participant who holds an Option.

         2.18 PARTICIPANT. "Participant" means an individual or entity who holds an Option under the Plan.

         2.19 SERVICE PROVIDER. "Service Provider" means a consultant or other person or entity who provides services to the Company or an Affiliated Company and who the Administrator authorizes to become a Participant in the Plan.

         2.20 STOCK PURCHASE AGREEMENT. "Stock Purchase Agreement" means the written agreement entered into between the Company and the Offeree with respect to a Right to Purchase offered under the Plan.

         2.21 10% SHAREHOLDER. "10% Shareholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

                                   ARTICLE 3.

                                   ELIGIBILITY

         3.1 NONQUALIFIED OPTIONS. Officers and other key employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options.

         3.2 LIMITATION ON SHARES. In no event shall any Participant be granted Options in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds 500,000 shares.

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                                   ARTICLE 4.

                                   PLAN SHARES

         4.1 SHARES SUBJECT TO THE PLAN. A total of 2,000,000 shares of Common Stock may be issued under the Plan subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant to a Nonqualified Option Agreement or Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

         4.2 CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements and Stock Purchase Agreements in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

                                   ARTICLE 5.

                                     OPTIONS

         5.1 OPTION AGREEMENT. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the Exercise Price per share, and that such Option is a Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

         5.2 EXERCISE PRICE. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, however, the Option shall not be less than 100% of Fair Market Value on the date the Option is granted.

         5.3 PAYMENT OF EXERCISE PRICE. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (I) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

         5.4 TERM AND TERMINATION OF OPTIONS. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted.

         5.5 VESTING AND EXERCISE OF OPTIONS. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator.

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         5.6 NONTRANSFERABILITY OF OPTIONS. Except as otherwise provided by the
Administrator, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.

         5.7 RIGHTS AS SHAREHOLDER. An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

                                   ARTICLE 6.

                           ADMINISTRATION OF THE PLAN

         6.1 ADMINISTRATOR. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the "Committee"). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. As used herein, the term "Administrator" means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

         6.2 POWERS OF THE ADMINISTRATOR. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Nonqualified Options shall be granted, the number of shares to be represented by each Option and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan;
(c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Option under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option; (h) to extend the exercise date of any Option; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

         6.3 LIMITATION ON LIABILITY. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.

                                   ARTICLE 7.

                                CHANGE IN CONTROL

         7.1 CHANGE IN CONTROL. In order to preserve a Participant's rights in the event of a Change in Control of the Company, (I) the time period relating to the exercise or realization of all outstanding Options shall automatically accelerate immediately prior to the consummation of such Change in Control, and
(ii) with respect to Options, the Administrator in its discretion may, at any time an Option is granted, or at any time thereafter, take one or more of the following actions: (A) provide for the purchase or exchange of each Option or Right to Purchase for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Participant would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price of such Option, (B) adjust the terms of the Options in a manner determined by the Administrator to reflect the Change in Control, (C) cause the Options to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of outstanding Options, or the substitution for such Options of new options of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the Plan and such Options, or the new options substituted therefor, shall continue in the

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manner and under the terms so provided, or (D) make such other provision as the
Administrator may consider equitable. If the Administrator does not take any of the forgoing actions, all Options shall terminate upon the consummation of the Change in Control, unless the Common Stock remains listed or admitted to trading on a national stock exchange or a NASDAQ market system. The Administrator shall cause written notice of the proposed Change in Control transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

                                   ARTICLE 8.

                      AMENDMENT AND TERMINATION OF THE PLAN

         8.1 AMENDMENTS. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. The Board may alter or amend the Plan to comply with requirements under the Code relating to Options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

         8.2 PLAN TERMINATION. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options may be granted under the Plan thereafter, but Option Agreements then outstanding shall continue in effect in accordance with their respective terms.

                                   ARTICLE 9.

                                 TAX WITHHOLDING

         9.1 WITHHOLDING. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

                                   ARTICLE 10.

                                  MISCELLANEOUS

         10.1 BENEFITS NOT ALIENABLE. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

         10.2 NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

         10.3 APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.